SERVICE AGREEMENT

BETWEEN

THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

AND

MONY LIFE INSURANCE COMPANY OF AMERICA

AGREEMENT made this 1st day of January, 1982, by and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, a mutual life insurance company, organized and existing under the laws of the State of New York (“MONY”) and MONY LIFE INSURANCE COMPANY OF AMERICA, an insurance corporation, organized and existing under the laws of the State of Arizona (“MONYAMA”):

WHEREAS, MONYAMA is a wholly-owned subsidiary of MONY; and

WHEREAS, MONY has certain personnel, facilities and equipment which may from time to time be helpful to MONYAMA in the performance of its operation as an insurance company; and

WHEREAS, MONYAMA desires to utilize from time to time certain of MONY’s personnel, facilities and equipment as may be necessary and desirable to further the conduct of its business:

NOW, THEREFORE, this Agreement

WITNESSETH:

that for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.  While this Agreement remains in effect, MONY agrees to make available to MONYAMA at its request such personnel, services, facilities, supplies and equipment (hereinafter collectively referred to as “Services”), as the parties hereto shall agree to be reasonably necessary or desirable to the conduct of MONYAMA business, including but not limited to:

(a)	the services of certain officers and employees of MONY;

(b)	office space, heat, light, power, water and other utilities;

(c)	supplies and stationery;

(d)	EDP and other equipment;

(e)	long distance telephone, wire services and similar services;

(f)	all similar miscellaneous office facilities.

2.  All such Services shall be provided on a cost reimbursal basis and payment therefore shall be made within 45 days of billing.

The cost reimbursal basis to be used shall be MONY’s Cost Allocation System; that is, MONY’s internal current systemized method for allocating costs by function and line, prepared in compliance with applicable New York laws and regulations.

However direct expenses, that is, expenses payable to unrelated third parties for costs incurred exclusively by MONYAMA such as audit or legal fees to firms for work performed on MONYAMA matters, shall be paid directly by MONYAMA to such third parties. In the event, however, that such direct expenses have been billed to and paid by MONY, MONY shall re bill same to MONYAMA, at cost, and MONYAMA shall promptly pay MONY for same.

3.  The books, accounts, and records of the parties hereto shall be so maintained as to clearly and accurately disclose the nature and details of each transaction between them, and the source of each cost reimbursal or direct expense charge made hereunder, including such accounting information as is necessary to support the reasonableness of all such charges made hereunder.

4.  In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to a committee of three arbitrators, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third.

In case of disagreements as to the third member of the committee of arbitrators, each of the first two chosen shall provide one name and the appointment shall be made by drawing lots.

Each party shall submit its case in writing to the committee within one month of the date of the establishment of the committee. The committee shall be expected to give its decision in writing within one month after the final submission of the two parties.

The decision of the majority of the three members of the committee shall be deemed to be a decision of the committee, and shall be binding upon the parties hereto.

Each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other parties the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the committee of arbitrators.

Any arbitration instituted pursuant to this Article shall be held in New York, New York and the laws of the State of New York shall govern the interpretation and application of this agreement.

5.  This Agreement may be terminated at any time by either party without penalty upon 60 days’ written notice provided six months’ prior written notice is provided to MONY’s computer service department. MONY will advise MONYAMA of any anticipated changes in its then current Cost Allocation System. In the event MONYAMA does not approve of such change, this agreement may be terminated immediately by MONYAMA upon written notice within 10 days of the later of (a) the date of MONY’s notifying MONYAMA of its intent to make such change and (b) the effective date of such change.

6.  This Agreement supersedes and cancels any Service Agreement heretofore entered into by the parties.

7.  This Agreement shall not be modified except by a writing executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year above written.

THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ KIHONG SUNG
Vice President
MONY LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ PHILLIP EISENBERG
Vice President

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Amendment to Service Agreement

Dated January 1, 1982 between

The Mutual Life Insurance Company of New York

and

MONY Life Insurance Company of America

Agreement of Amendment made as of the 1st day of October, 1989 between The Mutual Life Insurance Company of New York, a mutual life insurance company, organized and existing under the laws of the State of New York (“MONY”) and MONY Life Insurance Company of America, an insurance corporation, organized and existing under the laws of the State of Arizona (“MONYAMA”):

WHEREAS, MONY and MONYAMA have heretofore entered into an agreement, dated January 1, 1982 (“Agreement”), providing, inter alia, for MONY to provide certain services (“Services”) to MONYAMA in connection with the operation of its insurance business; and

WHEREAS, MONY and MONYAMA desire to modify the terms of the Agreement as hereinafter set forth:

NOW, THEREFORE, for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.  MONY shall furnish the Insurance Commissioner of the State of California with any information or reports concerning the Services which the Commissioner may request in order to ascertain whether the variable life insurance operations of MONYAMA are being conducted in a manner consistent with applicable laws and regulations of the State of California.

2.  This Agreement may not be assigned without the prior written consent of MONYAMA.

3.  The records created and maintained during the course of performance of this agreement shall be the property of MONYAMA and subject to its direction and control.

4.  MONYAMA shall have the right, during normal business hours, and upon reasonable notice, to inspect, audit, and copy any and all records pertaining to the performance of the services provided under the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year above written.

THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ JESSE M. SCHWARTZ
Vice President
MONY LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ PHILLIP EISENBERG
Vice President

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